Exhibit 10.2

TRANSITION AGREEMENT

This TRANSITION AGREEMENT (this “Agreement”) is made and entered into as of August 21, 2025 (the “Effective Date”) by and between Transcat, Inc., (the “Company”) and Lee D. Rudow (the “Executive”). The Company and the Executive are collectively referred to herein as the “Parties.”

WHEREAS, the Executive is currently employed as the Company’s President and Chief Executive Officer; and

WHEREAS, the Executive wishes to voluntarily step down from his role as President and Chief Executive Officer of the Company at the end of the Company’s 2026 fiscal year and serve as Senior Advisor for the Company’s 2027 fiscal year; and

 WHEREAS, the Executive desires to retire from employment with the Company at the end of the Company’s 2027 fiscal year; and

WHEREAS, to facilitate the transition of the Executive’s duties, the Company will begin a search for and hopes to identify a new President and Chief Executive Officer prior to the Executive’s retirement date; and

WHEREAS, the Parties recognize the importance of the Executive’s cooperation and assistance in facilitating the transfer of his knowledge and expertise to a newly identified President and Chief Executive Officer; and

WHEREAS, in order to effectuate this retirement and transition, the Company and the Executive wish to enter into this Agreement which sets forth the terms that will govern the Executive’s retirement from the Company and the transition of his duties.

NOW, THEREFORE, in consideration of the foregoing promises and the mutual covenants contained herein, the Parties agree as follows:

1.    Change of Role; Voluntary Retirement.

a.    Change of Role. Effective March 28, 2026, the final day of the Company’s fiscal year 2026 (the “Role Transition Date”), the Executive shall (i) step down from his role as the Company’s President and Chief Executive Officer; (ii) resign his membership on any Boards or committees of the Company and its subsidiaries; and (iii) be assigned to the role of Senior Advisor as an employee of the Company.

b.    Voluntary Retirement. Effective March 27, 2027, the final day of the Company’s fiscal year 2027 (the “Separation Date”), the Executive shall resign from employment with the Company as a result of the Executive’s voluntary retirement. The period between the Role Transition Date and the Separation Date shall be referred to as the “Transition Period.”

c.    Duties, Compensation, and Employee Benefits. From the Effective Date until the Role Transition Date, the Executive shall continue to perform the regular duties of his position as President and Chief Executive Officer and any additional duties assigned to the Executive by the Company’s Board of Directors (the “Board”). During the Transition Period, in his role as Senior Advisor, the Executive shall focus on transition-related matters and special projects, reporting to the Board and the successor President and Chief Executive Officer.

2.    Compensation and Benefits. The Company shall compensate the Executive as follows:

a.    Base Salary. As consideration for entering into this Agreement, effective as of March 30, 2025, the Company shall increase the Executive’s base salary to $741,000 per annum (the “Base Salary”), payable not less frequently than monthly, subject to such deductions and withholdings as may be permitted or required by law. The Compensation Committee of the Board (the “Committee”) may review the salary of the Executive, taking into consideration such factors as the Executive’s performance and any other matters it deems relevant and, in its discretion alone, may increase (but not decrease without the Executive’s consent) the salary of the Executive to such rate as the Committee deems proper. Effective on the Role Transition Date and during the Transition Period, the Base Salary shall be increased to $1,500,000 per annum.

b.    Bonus. The Executive will be eligible to receive bonuses and awards under the Company’s bonus plans or arrangements as may be in effect from time to time, including the Company’s Annual Performance-Based Cash Incentive Plan, as may be from time to time determined by the Committee. The Company and the Executive agree that the target bonus award opportunity under the Company’s Annual Performance-Based Cash Incentive Plan for the Executive for the fiscal year ending March 28, 2026 (“Fiscal 2026”) will be 100% of Base Salary, will be subject to the historical continued employment requirement applicable under the Company’s Annual Performance-Based Cash Incentive Plan (except as otherwise provided by this Agreement) and will be payable to the Executive at the same time that such bonus is paid to other participating senior executives of the Company. During the Transition Period, the Executive will not be eligible to accrue or earn a bonus award under the Company’s Annual Performance-Based Cash Incentive Plan.

c.    Long-Term Incentive Compensation. The Executive will be eligible to participate in any long-term incentive compensation plan generally made available to similarly situated executive officers of the Company in accordance with and subject to the terms of such plans, as may from time to time be determined by the Committee. The Company and the Executive agree that the equity incentive award for Fiscal 2026 will have a target value of $2.5 million in a combination of awards on a basis comparable to such awards made to other senior executives of the Company, as determined by the Committee. The equity incentive awards shall be granted under the Transcat, Inc. 2021 Stock Incentive Plan pursuant to an award agreement similar to the award agreement used for the awards to other senior executives, but consistent with the terms described in this Section and this Agreement. During the Transition Period, the Executive will not be eligible to receive new awards under the Company’s long-term incentive compensation plan.

d.    Special Equity Award. To incentivize the Executive to cooperate with the transition and in consideration of the covenants contained in this Agreement, the Company shall grant the Executive a “Special Equity Award.” On or as soon as practicable following the Effective Date, the Company shall grant the Executive 25,000 restricted stock units consisting of: (i) 12,500 time-vesting restricted stock units (the “RSUs”) and (ii) 12,500 performance-vesting restricted stock units (the “PSUs”) at target level of performance. The RSUs shall vest and be settled as follows: (i) 4,167 RSUs shall vest on March 28, 2026, and will be settled within 30 days following such date; (ii) 4,167 RSUs shall vest on March 27, 2027, and will be settled within 30 days following such date; and (iii) the remaining 4,166 RSUs shall vest on March 27, 2027, and will be settled within 30 days following March 25, 2028, each subject to the Executive’s continuous employment by the Company through the applicable vesting date. The PSUs shall vest if the Executive remains in continuous employment by the Company through March 27, 2027. The percentage of the PSUs that vest, if any, shall be determined based on the Company’s performance against the performance measure set forth in Exhibit A during Fiscal 2026, as validated by the Company’s external auditors. Fifty percent (50%) of the PSUs that vested shall be settled within 30 days following March 27, 2027 and the remaining fifty percent (50%) of the PSUs that vested shall be settled within 30 days following March 25, 2028. The RSUs and the PSUs shall be granted under the Transcat, Inc. 2021 Stock Incentive Plan pursuant to an award agreement consistent with the terms described in this Section and this Agreement.

e.    Benefit Plans. The Executive shall be eligible to participate in the Company’s employee benefit plans as may be offered by the Company from time to time to similarly situated Company executives.

3.    Termination; Payment Upon Early Termination of Employment. Except as described herein, from the Effective Date until the Separation Date, the Company shall continue to employ the Executive on an at-will basis and in accordance with the terms described herein.

a.    Termination Without Cause. Notwithstanding the Executive’s at-will status, if the Executive is terminated by the Company prior to the Separation Date described above (i.e., the final day of the Company’s fiscal year 2027) for any reason other than for Cause (as defined below), then the Separation Date shall be accelerated to such earlier termination date and upon such Separation Date the Executive shall become entitled to “Severance Pay” which shall include the following (collectively, the “Severance Pay”):

i.

Continued payment of the Base Salary to the Executive through the final day of the Company’s fiscal year 2027, less applicable deductions and withholdings, in accordance with the Company’s normal payroll schedule;

ii.

Payment of any bonuses at target that the Executive would have earned had the Executive remained employed until the final day of the Company’s fiscal year 2027, less applicable deductions and withholdings, payable at the time specified by such bonus, or if none, as soon as practicable following the last day of the bonus period, but no later than December 31 following such date; and

iii.

Vesting of any unvested equity awards held by the Executive, including any equity awards granted to the Executive prior to the Effective Date, that would have vested had the Executive remained employed until the final day of the Company’s fiscal year 2027 and for performance-vesting awards, subject to satisfaction of the applicable performance-vesting criteria, payable at the time(s) specified by the applicable award agreement. In determining the Executive’s vesting in any unvested equity awards under this clause (iii), any termination by the Company under this Section 3.a will be treated as a retirement as of the final day of the Company’s fiscal year 2027 for purposes of any equity award providing for accelerated or continued vesting of the equity award upon a retirement.

The Executive’s right to Severance Pay shall become payable only if, and is expressly conditioned upon, the Executive delivering to the Company and not revoking within the revocation period (as defined therein) a general release of all claims in a form substantially similar to Exhibit B, which shall be provided to the Executive on the Separation Date. Such general release shall be executed and delivered to the Company within twenty-one (21) days following the Separation Date or longer period as required by applicable law. Failure to timely execute and return such general release, or Executive’s revocation of such general release, shall be a waiver of Executive’s right to Severance Pay. Subject to Section 15, the continued payment of the Base Salary to the Executive shall commence within sixty (60) days following the Separation Date, provided that the first installment of the Base Salary continuation will include the amount of installments of the Base Salary continuation that would have been payable from the Separation Date had the Base Salary continuation commenced immediately following the Separation Date.

b.    Termination for Cause or Resignation. If the Executive is terminated by the Company for Cause (as defined below) or as a result of Executive’s death or Disability (as defined below) or if the Executive resigns his employment for any reason prior to the Separation Date set forth above (i.e., the final day of the Company’s fiscal year 2027), then the Separation Date shall be accelerated to such earlier termination date and the Executive shall not be entitled to any additional compensation or benefits following such accelerated Separation Date, except as required by law or Company benefits plans (including any outstanding equity incentive awards), it being understood that Executive shall remain eligible to receive a bonus for Fiscal 2026 if the Separation Date occurs after the completion of Fiscal 2026 but prior to the payment of the applicable bonus. If applicable, such Fiscal 2026 bonus shall be calculated in accordance with the terms of the applicable plan and paid at the time such bonuses are paid to other executives of the Company.

c.    For the purposes of this Agreement, “Cause” shall mean: (i) the Executive’s neglect of his duties hereunder, misconduct or gross negligence in the performance of any such duty, or failure to follow the lawful instructions of the Board; (ii) the Executive’s dishonesty or intentional conduct that is damaging or detrimental to the Company in any material respect; (iii) the Executive’s material violation of the Company’s policies; (iv) the Executive’s embezzlement or misappropriation of the Company’s assets (whether tangible or intangible); (v) subject to limits imposed by applicable law, the Executive’s conviction of, plea of nolo contendere or a guilty plea by, to a crime classified as a felony under any State or Federal law, or as to any crime (felony or misdemeanor) involving dishonesty, fraud, misappropriation of money or moral turpitude; (vi) the determination by the Company, after reasonable investigation, that the Executive has harassed or discriminated against any person on the basis of any protected class in violation of any federal, state, or municipal law or regulation; (vii) the breach by Executive of the restrictions contained in Section 6 below; or (viii) the material breach by Executive of any other provision of this Agreement. Notwithstanding the foregoing, the Company may not terminate the Executive’s employment for Cause unless (A) the Company has provided the Executive with prior written notice of its intent to terminate the Executive for Cause and has set forth in reasonable detail the conduct or events that constitute Cause and the specific provisions of this Agreement on which the Company relies and (B) the Executive does not, to the extent possible, cure the conduct that would result in Cause within ten (10) days after receipt of such notice; provided, however, that the Executive shall not be provided with an opportunity to cure conduct described in (ii), (iv), (v), (vi) or (vii) above; provided further that with respect to any conduct or action by the Executive, which is substantially similar to prior conduct or actions by the Executive and which the Company has previously notified the Executive it believes constitutes Cause and which the Executive was given the opportunity to cure, the Executive shall not be provided with the opportunity to cure such conduct or actions. Prior to making a final determination to terminate the Executive’s employment for Cause, the Board shall provide the Executive the opportunity to appear in front of the Board to share information that the Executive believes to be relevant to the Board’s decision.

d.    For the purposes of this Agreement, “Disability” shall mean the Executive’s inability, by reason of any physical or mental impairment, to perform the essential functions of Executive’s position, with or without reasonable accommodation, for 120 consecutive calendar days or 150 calendar days in a 12-month period or other longer period as required under applicable law.

4.    Future Cooperation. From the Effective Date of this Agreement until the Separation Date, the Executive shall do whatever is reasonably necessary to assure an orderly transition of his knowledge, expertise, work and responsibilities to the Company’s succeeding President and Chief Executive Officer, and to fully cooperate with these efforts.

5.    Company Property. The Executive agrees that upon his separation from employment with the Company he shall return to the Company any and all documents (and all copies thereof) and other property belonging to the Company that he has in his possession or control, with the exception of any property that the Company specifically authorizes him in writing to retain. The documents and property to be returned by the Executive include, but are not limited to, all files, correspondence, e-mail, memoranda, notes, notebooks, drawings, records, plans, forecasts, reports, studies, analyses, compilations of data, proposals, agreements, financial information, research and development information, customer information, marketing information, operational and personnel information, specifications, code, software, databases, computer-recorded information, tangible property and equipment (including, but not limited to, facsimile machines, mobile telephones, laptops, and servers), credit cards, entry cards, identification badges and keys, as well as any materials of any kind which contain or embody any proprietary or confidential information of the Company or its subsidiaries or affiliates (and all reproductions thereof in whole or in part).  The Executive agrees to make a diligent search to locate any such documents, property and information.  If the Executive has used any personally-owned computer, server, or e-mail system to receive, store, review, prepare or transmit any Company confidential or proprietary data, materials or information, then no later than the Separation Date, the Executive shall provide the Company with a computer-useable copy of all such information, and then, to the extent information is not subject to a litigation hold or other legal duty to preserve, permanently delete and expunge such confidential or proprietary information from those systems.

6.    Confidential Information; Restrictive Covenants. In consideration of the compensation and benefits being provided under this Agreement, the Executive agrees to the following covenants.

a.    Confidential Information. The Executive shall keep secret and retain the confidential nature of all Confidential Information (as defined below) of or belonging to the Company and take such other precautions with respect thereto as the Company, in its sole discretion, may reasonably request. The Executive shall not at any time use, copy, disclose, or make available any Confidential Information, including to any individual, corporation, partnership, trust, governmental body or other entity; except that the Executive may use, copy, or disclose any Confidential Information (i) to the extent it becomes publicly available through no fault on his part; or (ii) to the extent the Executive is required to do so pursuant to applicable law or pursuant to a final order of a court or arbitrator having jurisdiction thereof; provided, however, that prior to such disclosure the Executive shall promptly notify the Company in writing of any such order or request to disclose and shall cooperate fully with the Company in protecting against any such disclosure by narrowing the scope of such disclosure and/or obtaining a protective order with respect to the permitted use of the Confidential Information. The restrictions imposed by this Paragraph do not apply to any information provided by the Executive in good faith to any government agency for the purpose of reporting or investigating a suspected violation of law. For purposes of this Agreement, “Confidential Information” shall mean all information pertaining to the business and operations of the Company that is not generally available to the public and the Company desires to keep confidential, including, but not limited to, information relating to the Company’s facilities, services, customers, suppliers, business partners, operations, research, trade secrets, intellectual property, finances, employees, potential acquisitions, and all documents and other tangible items relating to or containing any such information. The Executive acknowledges and agrees that the Confidential Information is vital, sensitive, confidential, and proprietary to the Company. Pursuant to the federal Defend Trade Secrets Act (the “Act”), the Company hereby notifies the Executive that an individual shall not be held criminally or civilly liable under any federal or state trade secret law for disclosure of a trade secret that (A) is made (i) in confidence to a federal, state or local government official, either directly or indirectly, or to an attorney; and (ii) solely for the purpose of reporting or investigating a suspected violation of law; or (B) is made in a complaint or other document filed in a lawsuit or other proceeding, if such filing is made under seal. The Executive further understands that under the Act, an individual who files a lawsuit for retaliation by an employer for reporting a suspected violation of law may disclose the trade secret to the attorney of the individual and use the trade secret information in the court proceeding, if the individual (A) files any document containing the trade secret under seal; and (B) does not disclose the trade secret, except pursuant to court order.

b.    Non-Competition. During the period commencing on the date hereof and ending on the 24 month anniversary of the Separation Date (the “Restricted Period”), the Executive shall not, directly or indirectly or in whole or in part, except on behalf of the Company, own, partner with, or provide services to any individual, group or entity that is engaged in Competitive Activity. For purposes of this Agreement: “Competitive Activity” shall mean, in the United States, in any other jurisdiction in which the Company does business immediately prior to the Separation Date, and in each and every area where the Company intends to conduct business, being engaged in, or providing capital to entities that engage in, the business of providing calibration services, cost control and optimization services, and distribution and rental of test, measurement, and control instrumentation. In addition, during the Restricted Period, the Executive shall not take personal advantage of any business opportunities which arose or about which the Executive became aware during the Executive’s employment, whether or not the Company could or could not objectively pursue such opportunity, and which were within the scope of the Company’s then business or natural extension thereof.

c.    Non-Solicitation of Employees. During the Restricted Period, the Executive shall not, on behalf of the Executive or any other person or entity (except on behalf of the Company), directly or indirectly, solicit, recruit or hire any (i) employee of the Company, or (ii) former employee of the Company whose relationship with the Company was terminated less than three (3) months prior to the Separation Date, in each case for the purpose of being employed by, a consultant to or an independent contractor of, or otherwise providing services to, the Executive or any person or entity on whose behalf the Executive is acting as an agent, representative, employee or otherwise.

d.    Non-Solicitation of Customers. During the Restricted Period, the Executive shall not, on behalf of the Executive or any other person or entity (except on behalf of the Company), directly or indirectly, (i) persuade or encourage or attempt to persuade or encourage any customer, partner, affiliate, supplier, or vendor of the Company to cease doing business with the Company or to compete with the Company on its own or with any competitor of the Company or (ii) accept or engage any such partner, affiliate, supplier, or vendor of the Company for products or services competitive with the Company.

e.    Non-Disparagement. From and following the Effective Date, the Executive shall not publicly disparage: the Company; the Company’s predecessors, successors, subsidiaries, related entities, and all of their members, shareholders known to the Executive, officers, directors, agents, attorneys, employees, or Board members; the Company’s customers; or the Company’s products and services. From and following the Effective Date, the Company shall cause its directors not to publicly disparage the Executive. Nothing in this Paragraph precludes the Company or the Executive from making truthful statements in connection with (i) a disclosure required by law, regulation, or order of a court or governmental agency, (ii) the filing of a good faith report or participation in a proceeding related to an alleged violation of any applicable law, regulation, or order of a court or governmental agency, or (iii) any governmental, quasi-governmental or administrative or judicial inquiry or court proceeding.

f.    Covenants Acknowledgement. The Parties acknowledge and agree that the Executive’s covenants and obligations contained in this Agreement are a material inducement to the Company’s willingness to enter into this Agreement, and are essential to the continued growth and stability of the Company’s business, goodwill, customer base and to the continuing viability of the Company’s endeavors.

7.    Remedies. In the event of a breach or threatened breach by the Executive of this Agreement, including Section 6 above, the Company may at its option, obtain monetary damages, a court order requiring that he comply with this Agreement, without the necessity of posting a bond or proving actual damages, or other legal and equitable remedies as appropriate. A court, jury, arbitrator and/or agency of competent jurisdiction shall determine the nature, extent and value of any damages caused by a breach of this Agreement, including whether a breach requires the return or non-payment of some, or all of the compensation and benefits provided under this Agreement. The Company, in addition to any other rights it may have at law or in equity, shall have the right to seek enforcement of this Agreement in an action at law or in equity and the Company shall be entitled to recovery of its attorneys’ fees, costs and necessary distributions in any action against the Executive for breach of this Agreement, to the extent permitted by law and to the extent that such recovery does not result in the invalidation of any provision of this Agreement. It is specifically agreed that the enforcement of rights under this Paragraph will not affect the validity and enforceability of the release of all claims contained in the Waiver and General Release.

8.    No Admission of Liability. The Executive agrees that neither any payment under this Agreement, nor any term or condition of it, shall be construed by either the Executive or the Company, at any time, as an admission of liability or wrongdoing by the Company.

9.    Assignment. This Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and permitted assigns. The Executive may not assign this Agreement or any interest herein, in whole or in part, without the prior written consent of the Company, and if any such assignment is made without such consent, this Agreement shall be voidable at the sole discretion of the Company upon such assignment.

10.    Governing Law and Legal Proceedings. This Agreement shall be governed by and construed under the laws or the State of New York, without regard to the conflict of law principles thereof. Any action or proceeding brought by either party against the other arising out of or related to the Agreement shall be brought only in a state court of competent jurisdiction located in the County of Monroe, State of New York or the Federal District Court for the Western District of New York located in Monroe County, New York. The Executive hereby irrevocably consents to the personal jurisdiction of those courts and irrevocably waives any claim that such a forum is improper or inconvenient. If any provision of this Agreement or the Waiver and General Release, should be deemed unenforceable, the remaining provisions shall, to the extent possible, be carried into effect, taking into account the general purpose and spirit of this Agreement. The total invalidity or unenforceability of any particular provision of this Agreement shall not affect any other provision of this Agreement, and this Agreement shall be interpreted in all respects as if such invalid or unenforceable provision were omitted. Also, if a court finds that the Waiver and General Release is illegal, void, or unenforceable, the Executive agrees, promptly upon request, to execute a second Waiver and General Release that is legal and enforceable, without further consideration, payments, or compensation.

11.    Modification; Counterparts; Electronic/PDF Signatures. The Parties agree this Agreement may not be altered, amended, modified, or otherwise changed except by another written agreement that specifically refers to this Agreement, and is executed by authorized representatives of each party to this Agreement. This Agreement may be executed in several counterparts, each of which shall constitute an original and all of which together shall constitute the same instrument. Counterparts may be delivered via facsimile, electronic mail, or other electronic transmission method, and may be executed using any electronic signature method complying with the United States ESIGN Act of 2000 (e.g., www.docusign.com). Any such counterpart so delivered shall be deemed to have been duly and validly delivered and be valid and effective for all purposes.

12.    Scope of Agreement. The Executive agrees that no promise, inducement, or other agreement not expressly contained or referred to in this Agreement has been made conferring any benefit upon him, and that this Agreement contains the entire agreement between the parties with respect to the subject matter hereof; and this Agreement supersedes all other agreements and drafts thereof, oral or written, between the parties hereto with respect to the subject matter hereof.

13.    Voluntary Agreement. The Executive agrees that he is voluntarily signing this Agreement, that he has not been pressured into agreeing to its terms and that he had enough information to decide whether to sign it. If, for any reason, the Executive believes that this Agreement is not entirely voluntary, or if he believes that he does not have enough information, then he should not sign this Agreement.

14.    Attorney Consultation. The Executive is advised to consult with an attorney of his choice before signing this Agreement. By signing this Agreement, the Executive acknowledges that he has had an opportunity to do so and has done so.

15.    Section 409A. The compensation and benefits under this Agreement are intended to comply with or be exempt from the requirements of Section 409A of the Internal Revenue Code of 1986, as amended (the “Code”), and the regulations promulgated and other official guidance issued thereunder (collectively, “Section 409A”), and this Agreement will be interpreted in a manner consistent with that intent. Notwithstanding the foregoing, the Company makes no representations that the payments and benefits provided under this Agreement are exempt from or comply with Section 409A, and in no event shall the Company be liable for all or any portion of any taxes, penalties, interest or other expenses that may be incurred by the Executive on account of non-compliance with Section 409A. Each payment under this Agreement shall be designated as a “separate payment” for purposes of Section 409A. Notwithstanding anything in this Agreement to the contrary, if at the time of the Executive’s separation from service with the Company, the Executive is a “specified employee” for purposes of Section 409A, and any payment payable under this Agreement as a result of such separation from service is required to be delayed by six months pursuant to Section 409A, then any such payment that would otherwise be payable before the expiration of six months following the Executive’s separation from service shall be accumulated and paid on the first day of the seventh month following the Executive’s separation from service with the Company. In the event that a payment representing deferred compensation subject to Section 409A is conditioned upon the execution and non‑revocation of a release of claims and the period to execute and not revoke the release of claims crosses from one calendar year into the following calendar year, the payment will be made no earlier than the following calendar year.

[signature page follows]

IN WITNESS WHEREOF, the Company and the Executive, intending to be bound by the terms and conditions hereof, have duly executed this Agreement as of the Effective Date.

TRANSCAT, INC.

By:	/s/ Gary J. Haseley
	Name:	Gary J. Haseley
	Title:	Chairman

By:	/s/ Lee D. Rudow
	Name:	Lee D. Rudow

Exhibit A

Special Equity Award Performance Measure

(see attached)

Exhibit B

Form Waiver and General Release

(see attached)